EXHIBIT 99.1

Steel Connect Announces Jason Wong Named as Chief Financial Officer

Smyrna, TN April 19, 2021 – Steel Connect Inc. (NASDAQ: STCN) today announced Jason Wong’s appointment as Chief Financial Officer, replacing Doug Woodworth.
Wong was most recently with Tiffany & Co. where he was Vice President – Treasurer & Investor Relations. Prior to Tiffany & Co., Wong was with Newell Brands Inc./Jarden Corp. as the Chief Administrative Officer for Europe. He holds an MBA from Columbia University, a Bachelor of Science in Economics and a Bachelor of Arts in Biological Bases of Behavior, both from the University of Pennsylvania.

Wong will report directly to Warren Lichtenstein, Interim CEO & Executive Chair of Steel Connect.

“We are pleased to welcome Jason to the leadership team at Steel Connect,” said Lichtenstein. “Jason has extensive experience in all facets of finance and accounting, and we are confident that his depth of expertise will help us to drive our long-term goals and strategy.”

“I know that I speak for everyone at Steel Connect in thanking Doug for his leadership and dedication to the company,” said Lichtenstein. “We wish him the best of luck as he steps down to pursue other initiatives.”

About Steel Connect, Inc.
Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that have market-leading positions in direct marketing and supply chain management, respectively.

Investor Relations
Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com